UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Cephalon, Inc.

(Name of Registrant as Specified in Its Charter)
Valeant Pharmaceuticals International, Inc.

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International Headquarters
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
Phone: 905.286.3000
Fax: 905.286.3050
Contact Information:
Investors:
Laurie W. Little
Valeant Pharmaceuticals International, Inc.
949-461-6002
laurie.little@valeant.com
Media:
Renee E. Soto
Sard Verbinnen & Co.
212-687-8080
rsoto@sardverb.com
Cassandra Bujarski
Sard Verbinnen & Co.
212-687-8080
cbujarski@sardverb.com
VALEANT PHARMACEUTICALS PROPOSES TO ACQUIRE CEPHALON, INC. FOR
$73 PER SHARE IN CASH
•	Offer valued at approximately $5.7 billion

•	Valeant expects to commence Consent Solicitation Process week of April 4, 2011 to replace Cephalon board
     Mississauga, Ontario, March 29, 2011 — Valeant Pharmaceuticals International, Inc. (NYSE: VRX) (TSX: VRX) today announced that it had made a proposal to the Board of Directors of Cephalon, Inc. (NASDAQ: CEPH), to acquire Cephalon for $73.00 per share in cash. The proposal, valued at approximately $5.7 billion, represents a premium of approximately 29% over Cephalon’s 30-day trading average. Valeant announced its intention to commence a consent solicitation process during the week of April 4th in an effort to replace Cephalon’s current Board of Directors with its own nominees. Valeant anticipates that the transaction will be entirely debt financed. Goldman Sachs & Co. has provided a highly confident letter for the full amount of the financing.
     Valeant, preferring a consensual process, has made several private approaches to Cephalon’s management and board of directors, including three previous letters, which are also attached to this announcement, but has been disappointed by Cephalon’s unwillingness to engage in discussions in a timely manner.
     “We have taken a close look at Cephalon’s business and believe we put forward a very compelling offer for Cephalon’s stockholders,” stated J. Michael Pearson, chairman and chief executive officer. “We are also committed to trying to find additional value if we are allowed to conduct due diligence. Given the importance of this transaction proposal to shareholders of both companies, and given that Cephalon’s management continues to pursue strategies that in our view reduce the value of a merged entity, we have decided to make our proposal public. We believe this will enable the Cephalon stockholders to determine for themselves whether their board and management should engage with Valeant in a meaningful and productive dialogue regarding our proposal.”
     Mr. Pearson continued, “To be clear, we intend to be disciplined on price as we believe we have submitted a full and fair offer for Cephalon based on the information available to us. If our offer does not have the requisite support of Cephalon’s stockholders, we will focus our attention on other opportunities to invest our capital.”
Conference Call and Webcast Information
     The Company will host a conference call and a live Internet webcast along with a slide presentation on March 30, 2011 at 8:30 a.m. ET (5:30 a.m. PT) to discuss an all-cash acquisition of Cephalon by Valeant. The dial-in number to participate on this call is (877) 295-5743, confirmation code 56043916. International callers should dial (973) 200-3961, confirmation code 56043916. A replay will be available approximately two hours following the conclusion of the conference call through April 6, 2011 and can be accessed by dialing (800) 642-1687, or (706) 645-9291, confirmation code 56043916. The live webcast of the conference call may be accessed through the investor relations section of the Company’s corporate website at www.valeant.com.
About Valeant
     Valeant Pharmaceuticals International, Inc. (NYSE/TSX: VRX) is a multinational specialty pharmaceutical company that develops, manufactures and markets a broad range of pharmaceutical products primarily in the areas of neurology, dermatology and branded generics. More information about Valeant can be found at www.valeant.com.
Forward-looking Statements
     This press release may contain forward-looking statements, including, but not limited to, statements regarding Valeant’s offer to acquire Cephalon, Valeant’s intent to commence a consent solicitation process and its financing of the proposed transaction. Forward-looking statements may be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties discussed in the company’s most recent annual or quarterly report filed with the Securities and Exchange Commission (“SEC”) and risks and uncertainties relating to the proposed merger, as detailed from time to time in Valeant’s filings with the SEC and the Canadian Securities Administrators (“CSA”), which factors are incorporated herein by reference. Readers are cautioned not to place undue reliance on any of these forward-looking statements. Valeant undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.
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ADDITIONAL INFORMATION AND WHERE TO FIND IT
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. No tender offer for the shares of Cephalon has commenced at this time.
This communication may be deemed to be solicitation material in respect of the proposed removal of directors from, and election of directors to, the Board of Directors of Cephalon.
In connection with any offer or solicitation, including a consent solicitation, Valeant will file relevant materials, which may include a tender offer statement, a consent solicitation statement and/or other documents, with the SEC. Any definitive tender offer statement or consent solicitation statement will also be mailed to stockholders of Cephalon. ALL INVESTORS AND SECURITY HOLDERS OF CEPHALON ARE URGED TO READ ANY SUCH DOCUMENTS FILED WITH THE SEC BY VALEANT CAREFULLY AND IN THEIR ENTIRETY, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SUCH TRANSACTION. Investors and security holders will be able to obtain free copies of documents filed with the SEC by Valeant (when they become available) at the web site maintained by the SEC at www.sec.gov or from Valeant’s website (www.valeant.com) under the tab “Investor Relations” and then under the heading “SEC Filings,” or by directing a request to Valeant, One Enterprise, Aliso Viejo, California, 92656, Attention: Corporate Secretary.
CERTAIN INFORMATION CONCERNING POTENTIAL PARTICIPANTS IN A SOLICITATION
Valeant, Mr. J. Michael Pearson, Ms. Laurie W. Little and certain of the other directors, executive officers and employees of Valeant may be deemed to be participants in a solicitation under the rules of the SEC. If any consent solicitation is commenced by Valeant in respect of the election of directors to the Board of Directors of Cephalon, the persons nominated by Valeant for election to the Board of Directors may also be deemed to be participants in such solicitation.
Mr. J. Michael Pearson is the Chairman and Chief Executive Officer of Valeant.
Ms. Laurie W. Little is Vice President, Investor Relations of Valeant.

The principal business address of each of Mr. Pearson and Ms. Little is 14 Main St # 140, Madison, New Jersey 07940-1818.
As of the date hereof, Valeant may be deemed to be the beneficial owner of 1,034,908 shares of the common stock of Cephalon, par value $0.01 per share (“Common Stock”), representing 1.366% of the shares of Common Stock outstanding as of March 14, 2011, according to Cephalon’s filing on Schedule 14A on March 25, 2011. In addition, as of the date hereof, Valeant may be deemed to be the beneficial owner of 203 unexpired option contracts each representing 100 shares of Common Stock.
As of the date hereof, Mr. Pearson and Ms. Little do not beneficially own or own of record any interest in the securities of Cephalon.
Investors and security holders may obtain further information regarding Valeant and the names, affiliations and interests of Valeant’s directors and executive officers in Valeant’s Annual Report on Form 10-K for the year ended December 31, 2010, which was filed with the SEC on February 28, 2011. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of the participants in any consent solicitation commenced by Valeant and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in the consent solicitation statement and other relevant materials that will be filed with the SEC by Valeant if such a solicitation is commenced (when they become available).

PRIVATE AND CONFIDENTIAL
March 18, 2011
To: The Cephalon, Inc. Board of Directors
Attention: Mr. Kevin Buchi, Chief Executive Officer and Director
41 Moores Road
Frazer, PA 19355
Dear Kevin:
Thank you for making the time on March 3rd to discuss with me ways in which Cephalon and Valeant might work together to create value for both our shareholders. Since that time, we have continued to review Cephalon in greater detail with our Board of Directors. We are very enthusiastic about the potential for a combination between our companies and are pleased to submit this non-binding proposal to acquire 100% of the outstanding common shares of Cephalon, Inc. (“Cephalon” or the “Company”).
Our management team has developed a track record over the last three years of successfully acquiring and consolidating specialty pharmaceutical companies. We have built strong relationships with both equity and debt investors, who continue to support Valeant’s growth plan. We firmly believe that Valeant is a unique partner, which allows us to value Cephalon at a higher level than would other companies.
Financial Terms
Valeant is pleased to propose the acquisition of 100% of the issued fully diluted common shares of the Company for $73.00 per share in cash.
The offer represents a premium of 33% to the closing price of the Company’s common shares on March 17, 2011 and higher than Cephalon’s shares have traded in over two years. This represents a significant premium to the current share price and substantially all of the equity research analysts’ target prices that have been updated to reflect recent developments. We believe our offer price is compelling in light of ongoing challenges facing Cephalon and the general challenges facing the broader pharmaceutical industry, and we are convinced that your shareholders would find it extremely attractive.
Transaction Process and Timing

Valeant has completed a detailed review of publicly available information relating to the Company. We believe our additional confirmatory due diligence requirements could be completed quickly, likely in less than a month. While we believe our offer fully values Cephalon, including the cost of your convertible securities and call spread overlay, we would consider revising our price higher if we find additional value in due diligence. We look forward to discussing your business with you in more detail.
Consummation of a transaction would require negotiation and execution of a definitive merger agreement, as well as other customary agreements for a transaction of this nature. We are prepared to provide draft agreements promptly and anticipate that definitive agreements can be negotiated and agreed to in parallel with the due diligence process. We would expect the merger agreement to contain customary provisions for a transaction of this nature.
We are acutely aware of the desirability for a swift and confidential negotiation process for both our companies and our work plan has been developed to achieve this goal. To date, we have assembled a seasoned team of Valeant professionals and external advisors. Assuming a prompt response to this proposal and full cooperation, we would expect to complete this process in approximately one month.
Exclusivity
This offer is dependent on exclusive discussions between our two companies. In consideration of the significant time, resources and expenses that would be committed by Valeant during the process, it is essential to us that Cephalon grant Valeant an exclusivity period as we work together to finalize a transaction.
Financing
Our transaction would not be subject to a financing contingency. We have worked closely with our financial advisors and are highly confident in our ability to fully finance the transaction through debt markets and our balance sheet.
Regulatory
We do not anticipate any regulatory issues in closing this merger.
Kevin, Valeant is very serious about pursuing this transaction and we believe Valeant is uniquely qualified to offer premium value to Cephalon’s shareholders. This proposal has the unanimous support of Valeant’s Board of Directors. We are eager and prepared to move quickly on an exclusive basis.
If you and your Board are in agreement, we are prepared to execute confidentiality and exclusivity agreements promptly and to proceed with due diligence and the negotiation of definitive binding agreements on an expedited basis. We believe that it is in the interest of both our companies to proceed promptly with the proposed transaction. In that regard, we request that you respond to this letter no later than noon on April 1st, 2011. I look forward to hearing from you and stand ready to answer any questions you may have.
Very truly yours,
J. Michael Pearson
Chief Executive Officer
Valeant Pharmaceuticals International, Inc.

PRIVATE AND CONFIDENTIAL
March 25, 2011
To: The Cephalon, Inc. Board of Directors
Attention: Mr. Kevin Buchi, Chief Executive Officer and Director
41 Moores Road
Frazer, PA19355
Dear Kevin:
Thank you again for making the time to meet on March 18th to discuss Valeant’s offer to buy 100% of the shares of Cephalon, Inc. (“Cephalon”). I was very disappointed to hear that you were confident that the Cephalon Board would consider our offer too low to warrant it engaging in discussions with us, especially in light of the fact that we stated that we would consider revising our offer price higher if we found additional value in non-public due diligence. This unwillingness to engage was further reinforced by a discussion between our two bankers. In the two meetings we have had, you have clearly stated that your shareholders are overemphasizing the upcoming patent cliffs and underestimating the inherent value of your pipeline. We disagree and believe the market is valuing Cephalon fairly. Therefore, we continue to believe that $73.00 per share in cash represents a compelling offer for your shareholders, for all of the reasons we described in our previous letter.
I was extremely disappointed that on Monday you announced an agreement to acquire another early-stage R&D program for $225 million in cash and other potentially significant obligations before engaging in a discussion with us regarding our offer. You are quite aware that investments in early-stage development programs are inconsistent with our strategy and quite frankly, from our perspective, this move has reduced the value creation potential of the proposed merger. We would hope that you delay any further such deals until our two companies have concluded this process, one way or the other.
All this being said, we remain interested in moving our discussions forward. Given your perspective on your investors, I have attempted to construct a second, alternative offer that conforms more closely to your view of the world. Although our initial offer for the entire company at $73.00 per share in cash (“Alternative 1”) still stands, we are also providing you with an alternative structure (“Alternative 2”) that we would be willing to discuss. Alternative 2 would allow Cephalon to continue to operate as a stand-alone oncology-focused company with sufficient cash, near-term revenue and infrastructure to develop and commercialize most of your pipeline as well as to provide additional funds to fuel your early-development stage acquisition strategy.

Alternative 2 Overview
For a total consideration of $2.8 billion, approximately $37.00 per share in cash (based on your basic shares outstanding), Valeant would acquire on a cash-free / debt-free basis through an asset purchase agreement the following: 1) All marketed products in the United States not related to oncology as well as appropriate sales operations to support those products; 2) All research and development programs associated with Cephalon’s Central Nervous System and Pain businesses; and 3) All assets associated with the acquired Mepha business. Businesses remaining with Cephalon would include: 1) All oncology-related marketed products; 2) All research and development programs associated with oncology or otherwise not included in the assets acquired by Valeant; 3) All Western European operations; 4) All manufacturing; and 5) All corporate and administrative operations not determined necessary for the products acquired by Valeant. Where necessary, we would expect to implement industry standard transition services and manufacturing supply agreements for acquired products.
Other Terms
We believe we could finalize the terms for Alternative 2 on the same short time frame as Alternative 1, including confirmatory diligence and negotiation of agreements. All other terms regarding exclusivity, no financing contingency and no perceived regulatory issues remain consistent with our previous proposal.
We hope that you will take this proposal very seriously. Like Alternative 1, Alternative 2 has the support of our Board and we stand ready to begin discussions immediately. Please contact me if you have any questions on either of the two alternatives.
Since you indicated you believed the Cephalon Board would promptly and definitively arrive at a negative view of Alternative 1, we would request that you accelerate our initial stated time period and provide us with a response to these proposals by March 29th. We have a Board meeting on March 29th and if I do not hear from you by then, we will work under the assumption that you and your Board have no interest in engaging with us about either proposal. Again, we were very disappointed that you have chosen not to engage with us and hopefully you are more open to discussions with this second proposal.
Best regards,

J. Michael Pearson
Chairman and Chief Executive Officer
Valeant Pharmaceuticals International, Inc.

PRIVATE AND CONFIDENTIAL
March 29, 2011
To: The Cephalon Board of Directors
Attention: Mr. Kevin Buchi, Chief Executive Officer and Director
41 Moores Road
Frazer, PA 19355
Dear Kevin,
Thank you for your letter yesterday and our telephone discussion later in the afternoon. On our call, you mentioned that your board would not be meeting to discuss our two offers until next week as a part of your regularly scheduled long-range planning discussion and that you would not be able to respond to either of our offers until after that discussion. You also stated that although you are only one director, you did not think the board would be interested in either of our proposals and that you felt certain the proposals would be rejected.
Following another evening of reflection, my board and I are increasingly concerned that as each day goes by, the value of Cephalonto Valeant shareholders is decreasing. Specifically, Provigil continues to move closer to its patent cliff and your cash is being rapidly spent on what we believe are risky investments. At some point, a potential merger between Cephalonand Valeant will no longer be attractive to us.
We do not feel comfortable extending the time for you to respond formally to our proposal. Since the time of our original offer you have announced two deals that will reduce your cash on hand by over $400 million dollars — which makes Cephalona less attractive acquisition from our standpoint. As a result, we are seriously considering the need to reduce our original $73.00 per share proposal. However, we are still committed to trying to find more value if we are allowed to perform due diligence.
It appears to us that you maybe delaying your response in order to put up more barriers for us to complete our offer, and in the process, costing your shareholders significant value. We understand that Cephalon’s board regularly reviews Cephalon’s fundamental value and that you have recently evaluated takeover proposals, which means that your board could have given an initial response to our proposal quickly. Further, your board should have had time to consider our offer since it approved two acquisitions during this same time frame.

I am disappointed that I have had to be as direct as I have been in this letter. However, like Cephalon, Valeant is a mid-size pharmaceutical company and one of the keys to our success is making rapid, thoughtful decisions on behalf of our shareholders. As I mentioned on the call, we will be having a full discussion with our board on this matter today.
I strongly encourage you to reach out to me today at any time if you or your board would like to discuss this matter further.
Best regards,

J. Michael Pearson
Chairman and Chief Executive Officer
Valeant Pharmaceuticals International, Inc.